Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Shares, no par value, of Western Uranium & Vanadium Corp., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: December 14, 2023

MMCAP International Inc. SPC

By:	/s/ Ulla Vestergaard

Name: Ulla Vestergaard

Title: Director

MM Asset Management Inc.

By:	/s/ Hillel Meltz

Name: Hillel Meltz

Title: President